Exhibit 4.3

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES
EXCHANGE ACT OF 1934

As of January 31, 2021, Zuora, Inc. (the “Company,” “we” or “our”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934: our Class A common stock.

DESCRIPTION OF CAPITAL STOCK

The following description summarizes the most important terms of the capital stock of Zuora, Inc. Because it is only a summary, it does not contain all the information that may be important to you. This description summarizes provisions included in our seventh amended and restated certificate of incorporation (the “restated certificate of incorporation”), amended and restated bylaws, and our amended and restated investor rights agreement, dated January 16, 2015 among the Company and the stockholders named therein (the “Investor Rights Agreement”). For a complete description, you should refer to our restated certificate of incorporation, our amended and restated bylaws, and the Investor Rights Agreement, which are included as exhibits to this Form 10-K for the year ended January 31, 2021 and are incorporated by reference herein, and to the applicable provisions of Delaware law.

Our authorized capital stock consists of 500,000,000 shares of our Class A common stock, $0.0001 par value per share, 500,000,000 shares of our Class B common stock, $0.0001 par value per share, and 10,000,000 shares of undesignated preferred stock, $0.0001 par value per share.

Class A Common Stock and Class B Common Stock

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine.

Voting Rights

Holders of our Class A common stock are entitled to one vote for each share of Class A common stock held on all matters submitted to a vote of stockholders and holders of our Class B common stock are entitled to ten votes for each share of Class B common stock held on all matters submitted to a vote of stockholders. Holders of shares of our Class A common stock and Class B common stock vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by Delaware law or our restated certificate of incorporation.

Our restated certificate of incorporation does not provide for cumulative voting for the election of directors. As a result, the holders of a majority of our voting shares can elect all of the directors then standing for election. Our restated certificate of incorporation establishes a classified board of directors, to be divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights, and is not subject to redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Change of Control Transactions

In the case of any distribution or payment in respect of the shares of our Class A common stock or Class B common stock upon a merger or consolidation with or into any other entity, or other substantially similar transaction, the holders of our Class A common stock and Class B common stock will be treated equally and identically with respect to shares of Class A common stock or Class B common stock owned by them, unless the only difference in the per share distribution to the holders of the Class A common stock and Class B common stock is that any securities distributed to the holder of a share Class B common stock have ten times the voting power of any securities distributed to the holder of a share of Class A common stock, or such merger, consolidation, or other transaction is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock, each voting as a separate class.

Subdivisions and Combinations

If we subdivide or combine in any manner outstanding shares of Class A common stock or Class B common stock, the outstanding shares of the other class will be subdivided or combined in the same manner, unless different treatment of the shares of each class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock, each voting as a separate class.

Conversion

Each outstanding share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. In addition, each share of Class B common stock will convert automatically into one share of Class A common stock upon any transfer, whether or not for value, except for certain permitted transfers described in our restated certificate of incorporation, including transfers to family members, trusts solely for the benefit of the stockholder or their family members, and partnerships, corporations, and other entities exclusively owned by the stockholder or their family members. Once converted or transferred and converted into Class A common stock, the Class B common stock will not be reissued.

All the outstanding shares of our Class B common stock will convert automatically into shares of our Class A common stock upon the date that is the earlier of (i) the date specified by a vote of the holders of 66 2/3% of the outstanding shares of our Class B common stock, (ii) ten years from the closing date of our initial public offering of Class A common stock, and (iii) the date that the total number of shares of our Class B common stock outstanding cease to represent at least 5% of all outstanding shares of our common stock. Following such conversion, each share of Class A common stock will have one vote per share and the rights of the holders of all outstanding common stock will be identical. Once converted into Class A common stock, the Class B common stock may not be reissued.

Preferred Stock

Our board of directors is authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by our stockholders. Our board of directors may also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in control of our company and might adversely affect the market price of our Class A common stock and the voting and other rights of the holders of our Class A common stock and Class B common stock.

Registration Rights

The holders of certain outstanding shares of our Class B common stock, or their permitted transferees, are entitled to rights with respect to the registration of these shares under the Securities Act of 1933, as amended (the “Securities Act”). These shares are referred to as registrable securities. These rights are provided under the terms of the Investor Rights Agreement and include requested registration rights, Form S-3 registration rights, and piggyback registration rights. In any registration made pursuant to the Investor Rights Agreement, all fees, costs, and expenses of underwritten registrations, including fees and disbursements of one special counsel to the selling stockholders, will be borne by us and all selling expenses, including the estimated underwriting discounts and selling commissions, will be borne by the holders of the shares being registered. However, we will not be required to bear the expenses in connection with the exercise of the requested and Form S-3 registration rights of a registration if the request is subsequently withdrawn at the request of the selling stockholders holding a majority of registrable securities to be registered.

The registration rights terminate upon the earlier of (i) three years following the completion of our initial public offering of Class A common stock or (ii) as to any given holder of registration rights when such holder of registration rights can sell all of such holder’s registrable securities in any three-month period without registration pursuant to Rule 144 under the Securities Act and without the requirement for us to be in compliance with the current public information requirement under Rule 144(c)(1).

Form S-3 Registration Rights

The holders of certain outstanding shares of our Class B common stock or their permitted transferees are also entitled to Form S-3 registration rights. The holders of these registrable securities then outstanding can request that we register all or part of their shares on Form S-3 if we are eligible and qualified to file a registration statement on Form S-3 and if the aggregate price to the public of the shares offered is at least $2.0 million. The stockholders may require us to effect at most two registration statements on Form S-3 in any twelve month period. We may postpone the filing of a registration statement on Form S-3 no more than twice during any twelve month period for up to 120 days if our board of directors determines that the filing would be detrimental to us and our stockholders. We are not required to effect a registration on Form S-3 under certain additional circumstances specified in the amended and restated investor rights agreement.

Piggyback Registration Rights

If we register any of our securities for public sale, the holders of certain shares of our Class B common stock or their permitted transferees are entitled to piggyback registration rights. However, this right does not apply to a registration relating to sales of shares of participants in one of our stock plans, a registration relating to the offer and sale of debt securities, a registration relating to a corporate reorganization or other transaction under Rule 145 of the Securities Act, or a registration on any registration form that does not permit secondary sales. The underwriters of any underwritten offering have the right, in their sole discretion, to limit, because of marketing reasons, the number of shares registered by these holders, in which case the number of shares to be registered will be apportioned, first, to us, and second, pro rata among these holders, according to the total amount of securities entitled to be included by each holder, subject to additional circumstances specified in the amended and restated investor rights agreement.

Anti-Takeover Provisions

The provisions of Delaware law, our restated certificate of incorporation and our amended and restated bylaws could have the effect of delaying, deferring, or discouraging another person from acquiring control of our company. These provisions, which are summarized below, may have the effect of discouraging takeover bids. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Delaware Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”) regulating corporate takeovers. In general, DGCL Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date on which the person became an interested stockholder unless:

•    prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•    the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (i) shares owned by persons who are directors and also officers and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•    at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66.67% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction or series of transactions together resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that DGCL Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Restated Certificate of Incorporation and Amended and Restated Bylaw Provisions

Our restated certificate of incorporation and our amended and restated bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our management team, including the following:

•    Dual Class Common Stock. Our restated certificate of incorporation provides for a dual class common stock structure pursuant to which holders of our Class B common stock will have the ability to control the outcome of matters requiring stockholder approval, even if they own significantly less than a majority of the shares of our outstanding Class A and Class B common stock, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets. Holders of Class B common stock, including investors, executives, and employees, have the ability to exercise significant influence over those matters.

•    Board of Directors Vacancies. Our restated certificate of incorporation and amended and restated bylaws authorize only our board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our board of directors is permitted to be set only by a resolution adopted by a majority vote of our entire board of directors. These provisions prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our board of directors but promotes continuity of management.

•    Classified Board. Our restated certificate of incorporation and amended and restated bylaws provide that our board of directors is classified into three classes of directors. The existence of a classified board of directors could discourage a third-party from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors.

•    Directors Removed Only for Cause. Our restated certificate of incorporation provides that stockholders may remove directors only for cause.

•    Supermajority Requirements for Amendments of Our Restated Certificate of Incorporation and Amended and Restated Bylaws. Our restated certificate of incorporation further provides that the affirmative vote of holders of at least 66 2/3% of the voting power of all of the then outstanding shares of voting stock are required to amend certain provisions of our restated certificate of incorporation, including provisions relating to the classified board, the size of the board, removal of directors, special meetings, actions by written consent, and designation of our preferred stock. In addition, the affirmative vote of holders of 75% of the voting power of each of our Class A common stock and Class B common stock, voting separately by class, are required to amend the provisions of our restated certificate of incorporation relating to the terms of our Class B common stock. The affirmative vote of holders of at least 66 2/3% of the voting power of all of the then outstanding shares of voting stock are required to amend or repeal our amended and restated bylaws, although our amended and restated bylaws may be amended by a simple majority vote of our board of directors.

•    Stockholder Action; Special Meeting of Stockholders. Our restated certificate of incorporation provides that special meetings of our stockholders may be called only by a majority of our board of directors, the chairman of our board of directors, our lead independent director, or our chief executive officer. Our restated certificate of incorporation provides that our stockholders may not take action by written consent, but may only take action at annual or special meetings of our stockholders. As a result, holders of our capital stock would not be able to amend our amended and restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our amended and restated bylaws. Further, our amended and restated bylaws provide that special meetings of our stockholders may be called only by a majority of our board of directors, the chairman of our board of directors, our lead independent director, or our chief executive officer, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders to take any action, including the removal of directors.

•    Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our amended and restated bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our amended and restated bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

•    No Cumulative Voting. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our restated certificate of incorporation and amended and restated bylaws do not provide for cumulative voting.

•    Issuance of Undesignated Preferred Stock. Our board of directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock enables our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest, or other means.

•    Choice of Forum. Section 22 of the Securities Act of 1933, as amended (the “Securities Act”), creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Our amended and restated bylaws provide that the federal district courts of the United States of America will, to the fullest extent permitted by law, be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act (the “Federal Forum Provision”). Our decision to adopt a Federal Forum Provision followed a decision by the Supreme Court of the State of Delaware holding that such provisions are facially valid under Delaware law. While there can be no assurance that federal or state courts will follow the holding of the Delaware Supreme Court or determine that the Federal Forum Provision should be enforced in a particular case, application of the Federal Forum Provision means that suits brought by our stockholders to enforce any duty or liability created by the Securities Act must be brought in federal court and cannot be brought in state court. This choice of forum provision does not apply to claims that are vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery of the State of Delaware, or for which the Court of Chancery of the State of Delaware does not have subject matter jurisdiction.

Section 27 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. In addition, neither the exclusive forum provision nor the Federal Forum Provision applies to suits brought to enforce any duty or liability created by the Exchange Act. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal court. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the regulations promulgated thereunder.

Exchange Listing

Our Class A common stock is listed on The New York Stock Exchange under the symbol “ZUO.”

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is Computershare Trust Company, N.A.